INTERNET POKER ROOM, CASINO & SPORTSBOOK SOFTWARE LICENSING AGREEMENT

This Internet Poker Room, Casino and Sportsbook Software Licensing Agreement ("Agreement") is entered into as of January 12, 2006 by and between

Arc 2 Entertainment Ltd., a British Virgin Islands Corporation, (the "Licensor"), and Golden Spirit Gaming Ltd., a Delaware, USA Corporation, d/b/a Golden Spirit Poker (the "Licensee").

AGREEMENT

In consideration of the foregoing and following terms, covenants, promises, premises and conditions, and for other good and valuable consideration, the sufficiency, adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.	License.  Licensor hereby provides Licensee a License for the use of
Licensor's Internet Poker Room, Casino and Sportsbook software system. Licensee will access the system through its designated Gateway Web site. Licensee shall make all reasonable efforts to market this Gateway Web site for the purposes of acquiring player/customers for Licensee. The domain of the Licensee's Gateway Web sites will be www.GoldenSpiritPoker.com and www.GoldenSpiritPoker4Fun.net

2.	Definitions.

For the purposes of this Agreement, the following terms shall have the following meanings:

a.	Licensee Web Site "Licensee Web Site" shall mean the Internet Poker
Room, Casino and Sportsbook Web site to which Licensee's Gateway Web site will point and shall include the Internet Poker Room, Internet casino games, and a Sportsbook system as chosen by Licensor. Features of the Internet Poker Room, the Internet Casino Games and Sportsbook System are listed on the last page in this agreement under the title "Game Features".

b.	Net Rake.  "Net Rake" shall mean, for any given calendar month, Gross
Poker Rake (actual rake) minus any fees associated with the Licensee's membership in the community multi-player poker network.

c.	Net Gaming Hold.  "Net Gaming Hold" shall mean, for any given calendar month, the Gross Wager amounts lost by Licensee's Customers minus Gross Wager Amounts won by Licensee's Customers in the Licensee's Internet Casino and Sportsbook.

d.	Hardware.  "Hardware" shall mean all the necessary computers, routers, cabling, monitors, hard drives, back-up systems, and other equipment, as determined by Licensor in its absolute discretion, that may be required in order to properly store, distribute and run the Internet Poker, Internet Casino Game and Sportsbook System.

e.	Customer Information.  "Customer Information" shall mean all data collected and stored on Licensee's Customers, including, without limitation, name, address, phone and fax numbers, email address, amounts wagered and frequency of wagering. Customer Information, customer database, statistical information and URL of Licensee shall be considered as a proprietary ownership and right of Licensee, and owner thereof, and Licensor shall not disclose or otherwise use, distribute or reveal the Licensee Customer Information, database and/or statistical information without prior written consent of Licensee.

f.	Confidential Information.  "Confidential Information" shall mean material in the possession of Licensor or its agents or designees which is not generally available to or used by others or the utility or value of which is not generally known or recognized as a standard practice, whether or not the underlying details are in the public domain.

g.	Customers.  "Customers" shall mean any visitor that enters the Internet
Poker Room, Internet Casino or Sportsbook System via Licensee's Gateway Web site and conducts any financial transactions within the Licensee's system.

h.	Bandwidth.  The amount of data that can be handled by a data communication link.

3.	Indemnification.

a.	Limitation of Liability.  Except as otherwise provided herein, Licensee acknowledges and agrees that neither Licensor nor its agents, nor any of their respective members, shareholders, directors, officers, employees, or representatives (collectively the "Licensor Parties") will be liable to the Licensee or any of the Licensee's Customers for any special, indirect, consequential, punitive or exemplary damages, or damages for lost profits or savings, in connection with this Agreement, its performance or breach. If, despite the foregoing limitations, any of the Licensor Parties should become liable to Licensee or any other person (a "Claimant"), the maximum aggregate liability of the Licensor Parties shall be limited to the lesser of the actual amount of loss or damage suffered by Claimant or the sum of Licensee's fees payable by the Licensee to Licensor within the six months prior to the loss.

b.	Activities of Licensee.  Licensee shall indemnify, defend and hold harmless, Licensor and its agents and all Licensor Parties (the "Indemnified Parties") from and against all damages, losses, costs and expenses (including actual legal fees and costs), fines and liabilities incurred by or awarded against any of the Indemnified Parties in connection with Licensee's activities under this Agreement, including, without limitation, claims brought by a person using or relying on any advice given or publication produced and distributed by Licensee.

c.	Activities of Licensor.  Licensor shall indemnify, defend and hold harmless, Licensee and its agents and all Licensee Parties (the "Indemnified Parties II") from and against all damages, losses, costs and expenses (including actual legal fees and costs), fines and liabilities incurred by or awarded against any of the Indemnified Parties II in connection with Licensor's activities under this Agreement, including, without limitation, claims brought by a person using or relying on any advice given or publication produced and distributed by Licensor.

4.	Disruptions.

a.	Temporary Disruptions.  Licensee acknowledges that from time to time, as an act of God, the services provided under this Agreement may be temporarily disrupted. Licensee acknowledges and agrees that neither the Licensor nor any Licensor Parties will be liable to Licensee or any of Licensee's Customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with these temporary disruptions.

b.	Government Issues.  Licensor and Licensee shall not be held liable to the other for any damages of any kind, which result from government legislation or policy.

5.	Conditions of License.

a.	Ownership of Software.	All rights, title and interest in and to the
Internet Poker Room, Internet Casino and Sportsbook software and any copies thereof and all documentation, code and logic, which describes and/or composes such software remains the sole and exclusive property of Licensor and/or its agents, pursuant to the terms of Licensor's agreements with its agents, if any.

b.	Force Majeur.  Except as otherwise specifically provided herein,
Licensor and its agents shall not be responsible for failure of performance of this Agreement due to causes beyond their control, including, without limitation, work stoppages, fires, civil unrest, riots, rebellions, acts of God and similar occurrences.

c.	Internet Poker Room Format.  The Internet Poker Room format shall remain standard as determined in Licensor's sole discretion.

d.	Poker Room Branding. Poker room will be branded with Golden Spirit when
Licensor reaches 300 current players

e.	Internet Casino and Sportsbook Format. The Internet Casino and
Sportsbook format shall remain standard as determined in Licensor, or its agent's, sole discretion

f.	Casino Branding. Casino will be branded with Golden Spirit

g.	Sportsbook. No Sportsbook required.  However, we reserve the right to have the sportsbook added on later

h.	Non-Exclusive Agreement.  Licensee acknowledges that this is a non-
exclusive agreement and that Licensor will sell Internet Casino Web sites to as many other parties as are willing to enter into a licensing agreement with Licensor.

6.	Term and Termination.

a.	Term.  This Agreement shall commence and be deemed effective on the date when fully executed (the "Effective Date"). This Agreement shall remain in effect for a period of three years (the "Term") and shall be automatically renewed indefinitely for additional two-year terms unless the Licensee or Licensor gives written notice of termination of this Agreement to the non-terminating party at least 30 days prior to the end of any then current term.

b. 	Failure to Pay Fees. Licensor may terminate this Agreement at any time upon 10 days written notice if Licensee is more than 30 days in arrears in paying any monthly fees due and owing to Licensor after written demand for same. Licensee shall be allowed to cure the breach during the notice period, thus pre-empting Licensor's ability to terminate the Agreement in accordance with this section.

c.	Bankruptcy.  Either party may terminate this Agreement at any time upon
10 days written notice if the other party is subject to a petition in bankruptcy or ceases carrying on business for any reason for a period of 180 days.

d.	Termination for Breach.  Licensor and Licensee may terminate this
Agreement at any time upon 10 days notice if the other is materially in breach of this Agreement for a period of more than 30 days. The breaching party shall be allowed to cure the breach during the notice period, thus pre-empting the non-breaching party's ability to terminate the Agreement in accordance with this section.

7.	Remuneration.

a.	One-Time Software License Fee.  Licensee shall pay Licensor a one time, non-refundable software license fee equal to the amount specified on Exhibit A hereto as the "Initial Fee" in consideration of Licensor's consent to enter into this Agreement.

b.	Internet Poker Monthly Fee.  Licensee shall pay to Licensor a monthly fee based on a percentage of Licensee's Net Rake, and this fee shall be paid in accordance with Exhibit B of this Agreement. This monthly royalty fee shall commence on the first full day of Licensee's Gateway Web site operation whereby Customers may enter the Internet Poker Room.

c.	Internet Poker Net Rake Distribution. Net Rake for GoldenSpirit Poker
rooms start at 70/30

d.	Internet Casino and Sportsbook Monthly Fee. Licensee shall pay to
Licensor a monthly fee based on a percentage of Licensee's Net Gaming Hold and this fee shall be paid in accordance with Exhibit B of this Agreement. This monthly royalty fee shall commence on the first full day of Licensee's Gateway Web site operation whereby Customers may enter the Internet Casino and Sportsbook.

e.	Internet Casino and Sportsbook Net Gaming Hold. Net Gaming Hold for
Casino starts at 75/25

f.	Hosting & Player Service Fees.  Licensee shall pay to Licensor or its designee a monthly hosting and Player Service Fee pursuant to Exhibit C. Said fee will include all charges for hosting services for Licensee's website and player support services for Licensees customers including but not limited to all player support functions.

g.	Monthly Settlement. At the end of each month Licensor will supply a financial report detailing all transactions within Licensee's Internet Poker Room, Casino and Sportsbook within the previous calendar month. Also included in this report will be a calculation of Net Rake and Net Gaming Hold earned and due to Licensee. Within 30 days of said calculation Licensor will pay to Licensee the Net Rake and Net Gaming Hold earned during said period less applicable royalty fees, service fees, promotions (sign up bonuses, player comps, incentives, prizes and Cash-based promotions once released to player accounts) and third-party financial processing fees or charges. Should for any reason the account become negative, Licensee shall pay Licensor all fees due within 30 days of said calculation. Net Rake and Net Gaming Hold shall be deemed earned by Licensee when collected by Licensor.

h.	Payment for Marketing and Management.   The Licensor shall retain the
100,000,000 restricted shares of its common stock issued in July 2005 under a separate Agreement, and will be non-refundable to the Licensee and its affiliates.

8.	Confidentiality.	Licensee shall not disclose the Confidential
Information of Licensor to any third party without the prior written consent of Licensor, nor shall Licensee disclose the terms or contents of this Agreement to any third party who is not bound to maintain the confidentiality between the parties. Licensor shall not disclose the Confidential Information of Licensee to any third party without the prior written consent of Licensee, nor shall Licensor disclose the terms or contents of this Agreement to any third party who is not bound to maintain the confidentiality between the parties.

9.	Obligations of Licensor.

a.	Client/Server Software.  Licensor shall provide to Licensee the latest version available of the Internet Poker Room software, the Internet Casino software and the Internet Sportsbook software.

b.	Languages.  The Internet Poker Room will be developed and delivered in
English. The main language of the Internet Poker Room is English. The Internet Casino software is available in several different languages; English, French, Italian, Japanese, Korean, German, Chinese, Turkish and Spanish. The Licensee may localize the Internet Casino software at the Licensee's additional expense.

c.	Gateway Web site Design and Development.  Licensor shall provide
Licensee with a standard gateway website. The standard gateway website will include 80 man-hours of custom design and development time. The Licensor will optimize the website for Internet Explorer 5.0 and above.

d.	Gateway Web site Hosting.  Gateway Web site hosting is the
responsibility of the Licensee. Licensor will facilitate this hosting on the Licensees behalf pursuant with Exhibit C of this Agreement.

e.	Hardware.  Licensor shall supply and maintain the hardware for operation of the Internet Poker Room, Internet Casino and Internet Sportsbook system at the Licensor's expense. Hardware shall not become the property of Licensee.

f.	Office Space.  Licensor shall supply the office space required to house the hardware at the Licensor's expense.

g.	Internet Connection.  Licensor shall supply an appropriate connection to the Internet with sufficient bandwidth to properly operate the Internet Poker Room.

h.	Repairs.  Licensor shall make all reasonable efforts to repair and correct any problems arising under Licensor's areas of responsibility that may arise from time to time, which would cause Licensor to be unable to perform its obligations under this Agreement.

i.	Upgrades.  Software upgrades and new game releases will be available to
Licensee under this Agreement.

j.	Error Correction.  All error corrections and enhancements to the
Software by Licensor and/or its agents shall be offered on a non-exclusive and non-transferable basis to Licensee at no cost for the period of the Agreement.

k.	Collusion protection / processing fraud.  Licensor and Licensee will work together and share information on players' collusion and preventing fraud related to processing solutions.


10.	Operation of Software.

a.	Warranty.  Licensor warrants that the Random Number Generator used by the Software for the purposes of choosing game outcomes and shuffling cards are generated in an unbiased manner.

b.	Graphics Changes.  Notwithstanding anything to the contrary in this section, any changes to the graphics of the software requested by the Licensee after the first full day of operation shall be made only in the absolute discretion of Licensor and charged to Licensee at the then prevailing market rate.

c.	Overall Graphics.  Graphics for the Licensee's Gateway Web site shall be determined in cooperation with Licensee and Licensor.

11.	Financial Transactions.

a.	Transaction Processing System.  Licensor shall facilitate the integration of a processing system that will allow Licensee's Customers to deposit and withdraw funds. Notwithstanding, Licensor shall not be deemed responsible for any actions of third-party financial processors working on behalf of Licensee.

b.	Funds Escrow.  Licensee shall maintain a funds escrow account, pursuant to Exhibit D and Exhibit E, to be held by Licensor for the express purposes of maintaining sufficient liquidity to fund player accounts. Licensee further grants Licensor the right to distribute said funds to Licensee's customers should Licensee fail to make appropriate payments to Licensor which are due to Licensee's customers.

c.	Termination Clause.  Upon termination of this Agreement, Licensor shall provide Licensee with a final Financial Activity Statement from all relevant accounts including but not limited to depository accounts, escrow accounts and player accounts. Within 60 days of said termination Licensee and Licensor shall make all financial settlements with one another. Licensee's excess customer deposits on hand shall remain the property of Licensor to distribute as refunds to Licensee's customers. If applicable, Licensee hereby grants Licensor the right to distribute any payments due Licensor to Licensor from Licensee's escrow account.

12.	Technical Support.  Licensor shall supply technical support for
Licensee's Customers pursuant to the terms of Exhibit C. Technical support shall be in the English language only.

In consideration of the Licensee's payment of the Hosting & Servicing Fees, Licensor agrees to provide the maintenance and support services ("Support Services") applicable to the Licensed Programs as follows:

a.	Licensor shall use reasonable efforts to correct any failure of the
Licensed Programs to operate in substantial conformity with its documentation as soon as reasonably practicable; and

b.	Licensor shall provide Licensee with such corrections, updates, improvements, enhancements, and new releases to the Licensed Programs which are generally made available to all Licensees from time to time; and

c.	Licensor shall provide Licensee with telephone and email-based technical support during Licensor's regular maintenance support hours regarding the operation and use of the Licensed Programs; and

d.	Licensor shall provide Licensee with emergency telephone-based technical support.


13.	Accounting.

a.	Records.  Licensor shall maintain records of all transactions and wagers placed in the Internet Poker Room, Internet Casino and Internet Sportsbook System. Licensee will have access to the records pertaining to Licensee's business.

b.	Information Requests.  No fees are payable for regular accounting information provided to Licensee for the purpose of calculating Net Rake and Net Gaming Hold.

c.	Accounting Reports.  Licensor shall provide Licensee with web-based access to the back office administration pertaining to Licensee's business. Any other accounting reports shall be delivered over the World Wide Web, facsimile or e-mail.

d.	Use of Accounting Information.  Licensor and its agents shall have the right to use the accounting information for statistical and reporting purposes only provided that specific information about the Licensee is not disclosed.

14.	Customer Data.

a.	Database.  Licensor shall maintain a database containing the Customer
Information. Licensee shall have access to data pertaining to Licensee Customers only.

b.	Use of Customer Information.  Licensor and its agents shall have the right to utilize the Customer Information for statistical purposes only provided that it does not conflict with Licensee's Gateway Web site marketing.

15.	The Games.  Licensor and/or its designee shall determine the odds and betting limits for the Internet Poker Room, the Internet Casino and the Internet Sportsbook. Further, Licensor shall determine the games and content available in the Internet Poker Room, Internet Casino and Internet Sportsbook.

16.	Gateway Web Site.  Licensee shall maintain the entire Gateway Web site.
Licensee shall pay for the Uniform Resource Locators ("URLs") that are used by Licensee to market the Gateway Web site and Internet Poker Room.

17.	Regulatory Issues.  Licensor shall be solely responsible for determining the jurisdictions in which it chooses to accept and/or to receive wagers. Licensee will not solicit wagers from the citizens of any jurisdiction specified by Licensor.

18.	Notices: Unless otherwise provided in Agreement, any notice provided for under this Agreement shall be in writing and shall be sufficiently given if delivered by courier, if transmitted by facsimile with an original signed copy delivered within twenty-four hours thereafter, or mailed by prepaid registered post addressed to either party.

19.	No Employment Contract.  Except as specifically provided herein, nothing contained in this Agreement shall be construed to constitute either party as a partner, employee, or agent of the other, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible for its own actions.

20.	Representation of Understanding.  All parties and signatories to this
Agreement acknowledge and agree that the terms of this Agreement are contractual and not mere recital, and all parties and signatories represent and warrant that they have carefully read this Agreement, have fully reviewed its provisions with their attorneys, know and understand its contents and sign the same as their own free acts and deeds. It is understand and agreed by all parties and signatories to this Agreement that execution of this Agreement may affect rights and liabilities of substantial extent and degree and with the full understanding of that fact, they represent that the covenants provided for in this Agreement are in their respective best interests.

21.	Construction.  This Agreement was drafted jointly by the parties and their attorneys, and its provisions shall not be construed against either party.

22.	Entire Agreement.  This Agreement constitutes the entire agreement between the parties and signatories and all prior and contemporaneous conversations, negotiations, possible and alleged agreements, and representations, covenants, and warranties, express or implied, oral or written, with respect to the subject matter hereof, are waived, merged herein and superseded hereby. There are no other agreements, representations, covenants or warranties not set forth herein. The terms of this Agreement may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend and agree that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement. No part of this Agreement may be amended or modified in any way unless such amendment or modification is expressed in writing signed by all parties to this Agreement.

23.	Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. When all of the parties and signatories have executed any copy hereof, such execution shall constitute the execution of this Agreement, whereupon it shall be effective.

24.	Governing Law.  The parties and signatories to this Agreement agree that all questions respecting the execution, construction, interpretation or enforcement of this Agreement, or the rights, obligations and liabilities of the parties and signatories hereto, shall be determined in accordance with the applicable provisions of the laws of Nevis, West Indies.

25.	Jurisdictional Consent.  The parties hereto expressly and irrevocably consent to the jurisdiction of the courts of Nevis, West Indies. Any actions brought by or against either party in connection with the performance, termination, or breach of this Agreement shall be brought before courts in Nevis, West Indies, and the parties hereby agree that courts of Nevis, West Indies shall be the exclusive forum for the hearing of any such action.

26.	Non-waiver.  The failure of any party to insist upon the prompt and punctual performance of any term or condition in this Agreement, or the failure of any party to exercise any right or remedy under the terms of this Agreement on any on or more occasions shall not constitute a waiver of that or any other term, condition, right or remedy on that or any subsequent occasion, unless otherwise expressly provided for herein.

27.	Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

28.	Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, partnership, or corporation, other than the parties, their successors and assigns, any benefits, or rights under or by reason of this Agreement, except to the extent of any contrary provision herein contained.

29.	Authority.  Licensor further warrants and represents that it is not in violation of any other licensing agreements with any other person, party, company or corporation by entering this Agreement with Licensee. The parties hereto represent and warrant that they possess the full and complete authority to covenant and agree as provided in this Agreement and, if applicable, to release other parties and signatories as provided herein. If any party hereto is a corporation, the signatory for any such corporation represents and warrants that they possess the authority and have been authorized by the corporation to enter into this Agreement.

30.	Attorneys Fees.  Should it be necessary to institute any action to enforce the terms of this Agreement, the parties hereby agree that the prevailing party in any such actions shall be entitled to recover its reasonable attorneys' fees, which shall include all costs of litigation, including, but not limited to court costs, filing fees, and expert witness fees. Further, the attorney fees and costs included the costs for such items for any appeals. This paragraph shall remain separate from any judgment entered to enforce its terms and shall entitle the prevailing party to attorneys fees and costs incurred in connection with post judgment collection and enforcement efforts.

31.	Severability.  If any provisions of this Agreement is held by a court to be enforceable or invalid for any reason, the remaining provisions of this Agreement shall be unaffected by such holding. If the invalidation of any such provision materially alters this Agreement the parties shall immediately adopt new provisions to replace those, which were declared invalid.

32.	Time of Essence.  Time is of the essence under this Agreement.

33.	Exhibits Incorporated by Reference.  All exhibits referred to herein are incorporated by reference and are so incorporated for all purposes.

34.	Assignment of this Agreement.  Licensee's and Licensor's respective interests in this Agreement shall not be sold, assigned, pledged, encumbered, or transferred by either party without the written consent of the other party.


IN WITNESS WHEREOF, the parties and signatories execute this Agreement on the dates indicated.


LICENSOR

Arc 2 Entertainment Ltd.


Date: January 12, 2006    		           By: 	/s/: Andy Chu
                                                       ---------------
					Print Name:	     Andy Chu


LICENSEE
Golden Spirit Gaming Ltd.



Date: January 12, 2006			 By 	    /s/ Robert Klein
                                                    -----------------
					Print Name:	Robert Klein


EXHIBIT A

The Licensee shall pay Licensor a one-time, non-refundable License Fee equal to the amount of $ 100,000 USD in consideration of Licensor's consent to enter into this Agreement.

1.	$50,000 deposit due upon execution of the Agreement
2.	$50,000 balance due upon launch of website

In the event the Licensor cannot fulfill the development within a reasonable period of time ( 3-4 ) weeks, then the Licensee has the rights to cancel the agreement. If the Licensee makes any changes or has not provided the proper development files to the Licensor, then the Licensee has to honor the agreement and cannot terminate the contract.

EXHIBIT B

Net Rake for the Multi-Player Poker Room shall be distributed as follows:

For monthly Contributed Net Rake up to $1 million US dollars:

The Licensee	70 percent
The Licensor 	30 percent

For monthly Contributed Net Rake between $1 million to $3 Million US dollars:

The Licensee	70 percent
The Licensor	30 percent

For monthly Contributed Net Rake between $3 million to $5 Million US dollars:

The Licensee	75 percent
The Licensor	25 percent

For monthly Contributed Net Rake of $5 Million or greater US dollars:

The Licensee	80 percent
The Licensor	20 percent

Net Gaming Hold for the Internet Casino and Internet Sportsbook shall be distributed as follows:

For Monthly Contributed Net Gaming Hold up to $500,000.00 US dollars:

The Licensee	75 percent
The Licensor           25 percent


For monthly Contributed Net Gaming Hold of $500,000 or greater US dollars:

The Licensee	80 percent
The Licensor          20 percent

ADDITIONAL EXHIBITS

EXHIBIT C

Licensee shall pay a monthly support fee to Licensee or its designee in the amount of $1,000.00 USD. Said fees shall commence upon the launch of Licensee's site. This fee may be reasonably adjusted on a semi-annual basis to reflect the growth of Licensee's web site traffic and customer service requirements. This fee will be waived for the first 3 months after launch.

This fee covers the following services provided to the Licensee:

-	Development of new software
-	Management of financial processing
-	Management of Player Withdrawals
-	Customer Service Support
-	Sports Content Management
-	Hosting and collocation of web servers
-	Hosting and collocation of gaming and transaction servers

EXHIBIT D

Licensee shall maintain a player reserve account to be held by Licensor in the amount of $__10,000.00 USD Said account shall only be used pursuant to the terms of this Agreement. This amount may be reasonably adjusted on an ongoing basis to reflect the growth of Licensee's customer transactions.

EXHIBIT E

Licensee shall maintain a poker network reserve account to be held by Licensor or its Poker Network designee in the amount of $__10,000.00 USD or 80% of on-hand poker balances, whichever is greater. Said account shall only be used pursuant to the terms of this Agreement.

EXHIBIT F Licensee shall pay a one-time fee of $500.00 USD for licensing in the jurisdiction of Curacao. This payment is required if the Licensee does have an existing license in another jurisdiction.

EXHIBIT G

Processing

A.Licensor will provide payment processing for Licensee. Processing fee is set on 4.5% from total deposits.


Deposit Fees


Transaction Type  Approved Rate	  Approved Fee	  Declined Fee	Chargeback Fee	Rolling Reserve
                                                                                  Percentage
Nexum	             7.5%              $3.00          $1.00         $35.00             10.0%

Credit Card	     6.95%             $0.50          $0.50         $50.00             10.0%

WesternUnion	     1.95%             $0.00          $0.00         $ 0.00              0.0%

InstaCash-NETeller   9.0%              $0.00          $0.00         $ 0.00              0.0%

NETeller	     4.5%              $0.00          $0.00         $ 0.00              0.0%

ACH	             3.95%             $1.00          $1.00         $20.00              5.0%

EWalletExpress	     8.9%              $1.00          $0.00         $ 0.00              5.0%

900Pay	            12.0%              $1.00          $0.00         $25.00             15.0%


Risk Management Fees
--------------------
Transaction Type	      Approved Fee	Declined Fee
CreditCard-RiskManagement	$0.15             $0.15

ACHBasic-RiskManagement	        $0.15             $0.15


Withdrawal Fees
Transaction Type	      Approved Rate	Approved Fee
Cheque-Internal	                  0.0%             $5.00

ChequeFedEx-Internal	          0.0%            $20.00

WireTransfer-Internal	          0.0%            $40.00

NETeller-NETeller	          0.0%            $ 0.00

Nexum	                          0.0%            $ 0.00



CURRENT PRODUCT OFFERING

1) Multi-player Poker Software

Game Offering
Texas Holdem
Omaha
7 Card Stud
Omaha Hi/Lo
7 Card Stud Hi/Lo

Game Structures
Fixed Limit
No Limit
Pot Limit

Game Limits
$0.25 -$0.5
$0.5-$1
$1 - $2
$2 - $4
$3 - $6
$5 - $10
$10 - $20
$25 - $50
$50 - $100

Raise/Fold, private tables and a variety of fixed limits are available too.

2) Internet Casino Software (current games available)

Table Games

-	Blackjack
-	American Roulette
-	European Roulette
-	Pai Gow Poker
-	Mini-Baccarat
-	Ride On Poker
-	Caribbean Poker
-	Craps
-	Casino War
-	Red Dog
-	Three Card Poker


Slot Machines

-	Classic Slots
-	Cover Up Bonus Slots
-	Cash Bash Progressive Slots
-	Haunted Slots
-	Drive In Slots
-	Jackpot Jungle Slots
-	Coco Slots
-	Cherry Bomb Slots
-	Big Heist Slots
-	Kings Court Slots
-	Alien Invasion Slots
-	Diamond Mine Slots
-	High Noon Slots
-	Lucky Break Slots (Multi-line 9 lines)
-	Texas Tea Slots (Multi-line 9 lines
-	Fire Gods Slots (Multi-line 9 lines)
-	Road Trip Slots (Multi-line 9 lines)

Video Poker

-	Western Jacks or Better Video Poker
-	Western Jokers Wild Video Poker
-	Western Deuces Wild Video Poker
-	Magic Jacks or Better Video Poker
-	Magic Jokers Wild Video Poker
-	Magic Deuces Wild Video Poker
-	Space Jacks or Better Video Poker
-	Space Jokers Wild Video Poker
-	Space Deuces Wild Video Poker
-	Jacks or Better Video Poker
-	Jokers Wild Video Poker
-	Deuces Wild Video Poker

3) Internet Sports Wagering Software

Covering North American sports and International sports and events as provided with Licensor's odds feed (or by Licensee, if handling their own line management/provision).


4) General Software Features

The Licensee "Tool Box"shall include, at minimum, the following:
- adding/editing associates
- player account variables
- casino game variables
- player bonus variables
- sports betting variables
- post office - custom email creation
- message center
- software welcome, exit and ticker message
- help file maintenance

5) General Reporting Functions

Reporting functions shall include, at minimum:
- overall profit report
- casino reports
- sports betting reports
-player reports
- affiliate reports
- reconciliation report
- bonus report


Licensee's designated URL: www.goldenspiritpoker.com

Licensee's Initials:
